UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMYLIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M. Kathleen Behrens

c/o Eastbourne Capital Management, L.L.C.

1101 Fifth Avenue, Suite 370

San Rafael, California 94901

May 14, 2009

Dear Ms. Behrens,

I am responding to your public May 11, 2009 letter to Amylin’s Board of Directors since it was your conversation with me that appears at issue. As you have asked to be contacted by the Director recounting your comments, for your benefit and the benefit of all Amylin shareholders, I am writing to share my recollection of our conversation.

You may recall that you and I had a phone conversation on January 22, 2009, as part of the interview process regarding your nomination by Eastbourne Capital Management, L.L.C., to Amylin’s Board of Directors.  During that conversation, we discussed the topic of a potential sale of the Company and you expressed an interest and willingness to sell Amylin at a price of $20 per share.  In fact, I clearly recall my response to you that our stock price did not reflect the value of the Company and that no Director on Amylin’s Board would agree with you.  I informed the Board about our interview and your comments on January 23, 2009.

Given the specificity of our conversation and the purpose of our call, I listened very carefully to your perspective and respectfully assure you that you did in fact state your willingness to sell Amylin for $20 per share.

Based on your statement in our phone conversation, statements in Eastbourne’s reports to shareholders and other discussions our Board has had with Eastbourne, it is clear that Eastbourne has consistently advocated a “sell now” agenda and is trying to change this perception as we near the conclusion of the proxy contest.

Amylin’s Board firmly believes that a premature sale of the Company — before Amylin’s shareholders fully realize the value of exenatide once weekly — is simply not the right or responsible strategy.

Sincerely,

/s/ Karin Eastham

cc: Amylin Board of Directors

Additional Information and Where To Find It

This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Amylin has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on April 20, 2009.  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and securityholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest is included in Amylin’s definitive proxy statement.